Exhibit 99.1

News Release

For Further Information
Investor Relations:                                       Derek Drysdale, (816) 674-0263, derek.drysdale@hrblock.com
Media Relations:                                           Kate O’Neill Rauber, (816) 854-4548, kate.rauber@hrblock.com

H&R Block Directors Len J. Lauer and L. Edward Shaw, Jr.
Will Not Stand for Re-Election to the Board of Directors in September

 For Immediate Release: July 19, 2011

KANSAS CITY, Mo. – H&R Block today announced that Len J. Lauer and L. Edward Shaw, Jr. have advised the board of directors that, after years of outstanding service, they will not seek reelection to the board at the company’s shareholder meeting in September. Both cited the demands of other business and professional obligations in advising H&R Block of their decisions.

Lauer joined H&R Block’s board in 2005. He served as chairman of the finance committee and as a member of the compensation committee. During his tenure, he helped the company strengthen its balance sheet and navigate several divestitures. Lauer is president and CEO of Memjet, a developer of innovative printer technology.

Shaw was elected to the board in 2007. As chairman of the compensation committee, he played a critical role in the development of the company’s performance-based compensation programs. He also served on the audit and on the nominating and governance committees. Shaw is a director of HealthSouth Corp. and Mine Safety Appliances Co. Prior to his retirement, he was in senior executive positions at a number of leading financial institutions.

“Len and Ed have been instrumental in guiding H&R Block through a period of change and transition,” said Robert A. Gerard, H&R Block chairman of the board. “Both addressed their responsibilities as committee chairs and board members with focus and diligence. We are grateful for their insight, their commitment to shareholders and for the lasting impact each has made on H&R Block. We appreciate their many contributions and wish them well.”

The board nominating committee is identifying candidates to assume the open positions on the board, and expects a full slate of nominees to be announced in the company’s proxy statement issued later this month.

# # #

H&R Block Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of $3.8 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by more than 100,000 professional tax preparers, and through H&R Block At Home™ digital products. The H&R Block Bank provides affordable banking products and services, and McGladrey is a top provider of tax, accounting and wealth management services to mid-sized businesses. For more information, visit the H&R Block Online Press Center.